UNITED STATES

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Entergy Corporation

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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

April 16, 2014

Re:	Entergy Corporation’s Annual Meeting of Shareholders—May 2, 2014
Proposal 3—Advisory Vote on Executive Compensation

Dear Shareholder:

We are writing to ask for your support at our 2014 Annual Meeting of Shareholders by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we want to provide you with additional information and request that you vote “FOR” Proposal 3—Advisory Vote on Executive Compensation (Say-on-Pay).

Although we received the support of Glass Lewis & Co., Institutional Shareholder Services (ISS) has recommended a vote against our Say-on-Pay proposal. We believe ISS’s pay-for-performance review is flawed, as we further explain below.

Our Pay Programs and Practices Effectively Align Pay with Performance

In its pay-for-performance quantitative screen, ISS found our total CEO compensation to be below the median of our peer group and found our absolute alignment to be better than 82% of our peers. However, due to ISS’s failure to account for actual payouts of performance-based awards in its analysis, it found our relative degree of alignment to fall just within the range it categorizes as “high concern.” In fact, as we demonstrate on page 28 of the Proxy Statement and discuss below, when the value of all compensation actually received is taken into account, our executive compensation is well aligned with performance. This is the same conclusion reached by Glass Lewis in its report, which found that our compensation practices and incentive plans “appear successfully designed to ensure the alignment of pay with performance,” employing “objective and transparent performance formulas” which “effectively track the short and long term performance of the Company.”

2013 EPS Targets and Payouts

In its qualitative review, ISS expressed concern with the fact that the earnings per share (EPS) targets set for 2013 fell short of our targeted and actual operational EPS for 2012, that award opportunities were not reduced in that scenario, and that the plan paid out above target.

•	We believe ISS’s concern is misplaced and inconsistent with executive compensation best practices.

•

How do we set our annual incentive plan targets? Our Personnel Committee sets the annual incentive plan’s targets based on the Company’s corporate objectives as set forth in its Board-approved financial plan for the coming year. Targets are set prospectively based on the business and commodity market environment as it exists at the beginning of the one-year performance period, so that management’s annual incentive plan payout is tied to business objectives that are reasonable in light of that environment. The Personnel Committee also confirms that the targets align with our published earnings guidance, which assures that they are transparent and reward management at target only if management is successful in achieving financial results that align with the expectations the Company has communicated to the market.

•

Why is this the right approach? ISS criticized our 2013 EPS targets as being “less rigorous” because they fell short of 2012 operational results. Targets set in this manner are not “less rigorous” when the process results in goals that fall short of the prior year’s results, just as targets should not be considered “more rigorous” if the result of our process is goals that are substantially higher than the preceding year. The rigor of our targets derives from their alignment with our financial plan—which takes into account all relevant factors that may influence our results for the coming year, positively or negatively—and not how they compare to the prior year. We believe the ISS methodology, under which annual goals would be driven simply by a comparison to prior year results, has the potential to incentivize employees to take undue or inappropriate risks in order to achieve goals that are not reasonable in light of business and market conditions.

•

Why were payout opportunities not reduced when incentive plan targets were set below the prior year’s results? ISS suggested that where targets are set below the prior year’s results, shareholders may expect NEO award opportunities to be lowered as well. This makes sense only if the decline in the targets is attributable to management performance. That was clearly not the case for 2013, where the primary driver of our reduced expectations, as compared to 2012, was a higher anticipated effective income tax rate in 2013, with EPS expectations also impacted to a lesser degree by expectations for decreased net revenue at the Entergy Wholesale Commodities business due primarily to lower wholesale power prices. It makes no more sense to arbitrarily reduce payout opportunities in these circumstances than it would to increase them simply because the goal-setting process yielded targets that were higher than the preceding year.

Vesting Design of Long Term Incentive Awards

ISS noted with approval the substantial increase in the performance-based share of our CEO’s equity awards, but indicated a concern with “the performance vesting design” of the Company’s long term incentive plan awards. Specifically, ISS indicated that “shareholders may prefer a plan design where the full value of awards are earned for better than median performance, and where payouts [are] reduced when TSR performance is negative.” ISS also observed that given the Company’s persistent low TSR in relation to the Philadelphia Utility Index, the plan did not seem to be driving stronger TSR performance.

•

Our long-term incentive plan is properly designed. Our long-term incentive plan pays out at 100% of target if our TSR over the applicable three year performance period is equal to the median of the Philadelphia Utility Index. We cap payouts under the plan at 200% of target for top quartile performance and, beginning with the 2012-2014 performance period, payouts are made 100% in stock that must be held until robust stock ownership guidelines have been met. Relative TSR is a common and generally accepted performance measure in the utility industry for vesting of long-term incentive awards. Moreover, the Personnel Committee’s independent compensation consultant has advised that based on a recent review of such plans at the 25 largest US utility companies, approximately 90% paid out at 100% of target upon the achievement of 50th percentile performance, and only about 20% of these companies limited awards in cases where TSR is negative.

•

Our long-term incentive plan is effective at aligning pay with performance. Over the last three years, the Company’s stock price performance has been substantially and adversely affected by historically low wholesale power prices—which impact the Company more heavily than its peers through our Entergy Wholesale Commodities business—and continued regulatory challenges and uncertainty relating to the Company’s wholesale nuclear power plants, leading to bottom quartile relative TSR and zero payouts under the long-term incentive plan. Despite the Personnel Committee’s view that management has performed well in addressing these challenges, the Committee believes it is important to maintain the alignment between TSR and pay actually realized by its executives that the Company’s long term incentive plan provides. This alignment is illustrated by the chart on page 28 of our Proxy Statement showing, for each of the last three years, our relative TSR performance and the difference between targeted total direct compensation as used by ISS in its quantitative pay-for-performance screen and the value of such compensation actually delivered or deliverable under our programs as of December 31, 2013. This chart shows that despite our disappointing relative TSR, our compensation plans work well at aligning pay with performance.

Additional Years of Supplemental Retirement Plan Service Credit

As we reported in our Proxy Statement, the Personnel Committee has determined that as of July 1, 2014, new officers will no longer be able to participate in the System Executive Retirement Plan (the “SERP”), our supplemental non-qualified retirement plan, and we will no longer allow grants of supplemental credited service to new officers under any non-qualified retirement plan. However, ISS takes issue with the Company’s grant to its current CEO, Leo Denault, of 15 years of additional service credit under the SERP as part of a retention agreement entered into with Mr. Denault in 2006, when he was Chief Financial Officer.

•

We believe the Company received good value for the additional years of service credited to Mr. Denault in 2006. Under the retention agreement, Mr. Denault—who was then our Chief Financial Officer and already a critical member of the Company’s management team—would receive the resulting enhanced benefit only if he continued to work for an Entergy System Company employer until age 55, or an additional eight years. Moreover, under the SERP, Mr. Denault generally cannot receive a benefit upon retirement prior to age 65 unless he retires with the permission of the Company, at which time he would become entitled to receive a lump sum benefit that would include the referenced enhancement. As a result, this arrangement, at a cost of approximately $1.6 million as measured today, helped the Company to secure Mr. Denault’s continued service for an additional 18 years, if the required permission to retire is taken into account, at a critical juncture for the Company following Hurricane Katrina. Particularly in light of Mr. Denault’s subsequent appointment to the position of Chief Executive Officer seven years later, we believe the Company received good value in exchange for this benefit.

Our Best Practice Executive Compensation Programs and Policies

Our executive compensation programs are based on a philosophy of pay-for-performance that is embodied in the design of our annual and long-term incentive plans. In keeping with this philosophy, approximately 80% of the annual target compensation of our Chief Executive Officer and, on average, approximately 70% of the annual target compensation of our other Named Executive Officers (in each case excluding non-qualified supplemental retirement income) is “at risk” equity or performance-based compensation, with the substantial majority of this “at risk” compensation consisting of awards under our Executive Annual Incentive Plan (or Annual Incentive Plan) and our Long-Term Performance Unit Program, and the balance consisting of stock options and restricted stock awards. We also have robust executive stock ownership guidelines and require executives to hold substantially all the equity compensation they receive from the Company until stock ownership guidelines are met.

Our programs and policies incorporate the following commonly viewed best practices in the market:

✓	A “clawback” policy that goes beyond Sarbanes-Oxley requirements;
✓	Policy prohibiting pledging or hedging of Entergy shares;
✓	“Double trigger” for severance payments or equity acceleration in the event of a change in control;
✓	Capped payouts under annual and long-term incentive plans;
✓	Equity plan provisions that prohibit option repricing or cash buy-outs for underwater options;
✓	No executive severance payments exceeding 2.99 times annual pay without shareholder approval;
✓	No 280(G) tax “gross up” payments in the event of a change in control;
✓	No tax “gross up” payments on executive perquisites, other than relocation benefits; and
✓	No excessive or unusual perquisites.

What We Are Doing to Improve Performance

ISS’s real concern seems to be not with our executive compensation programs and practices, but with our performance, as reflected by declining year-over-year EPS targets and sustained low TSR. As further discussed in our Proxy Statement and 2013 Annual Report, although our management has been effective in its pursuit of the Company’s operational and financial performance goals, our financial performance and stock price have suffered due largely to adverse conditions in the wholesale power markets and regulatory challenges affecting our Entergy Wholesale Commodities business. Management has been working aggressively and effectively to address these challenges. A new CEO and management team has been in place since early 2013, and we took important steps in 2013 to stabilize and improve long term results at our Entergy Wholesale Commodities business, including our decision to shut down and decommission our Vermont Yankee Nuclear Power Station, the sale of our non-core chilled water and steam business, enhancing our focus on improving equipment reliability and improving outage performance, and accelerating the implementation of our organizational redesign initiative at the Entergy Wholesale Commodities business to capture cost savings in 2013. Lowering costs and improving productivity across the Company and the pursuit of growth opportunities at the Utility also were key focus areas for 2013.

These steps have positioned us well to execute on our business strategy. At the Utility, we have stepped up our efforts to capitalize on new industrial sales growth opportunities in our service territory, driven by regional disparities in energy prices supporting energy-intensive development in the U.S. and particularly in the Gulf South region. At the Entergy Wholesale Commodities business, we are continuing to work to preserve the optionality provided by our primarily nuclear merchant business while effectively managing the risks inherent in the business. The results to date have been encouraging. Since new management took over in February 2013 through the date of this letter, our TSR has been approximately 18.2%, which is near the median of the Philadelphia Utility Index. For 2014 to date, results have been even stronger, with our TSR of 15.3% placing us near the top quartile of the index.

We urge you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” Proposal 3, Advisory Vote on Executive Compensation, and we ask for your support of the Board’s recommendation.

Personnel Committee of the

Board of Directors

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